Exhibit 10.3

                               NINTH AMENDMENT TO
                             THE COCA-COLA COMPANY
                           SUPPLEMENTAL BENEFIT PLAN


WHEREAS, pursuant to Section 7.5 of The Coca-Cola Company Supplemental Benefit Plan (the Plan) the Corporate Retirement Plan Administrative Committee (the Committee) has the authority to amend the Plan;

WHEREAS, the Committee wishes to amend the Plan to simplify administration of the Thrift Benefit under the Plan; and

WHEREAS, the Chairman of the Committee is authorized by resolution of the Committee to execute such amendment and take all other necessary actions in connection therewith;

NOW THEREFORE, the Plan hereby is amended as follows:

                                       1.

Effective as of January 1, 2002, Section 5.5(a) of the Plan shall deleted and replaced with a new Section 5.5(a) to read as follows:

(a) Distribution of the total value of an Account of a Participant shall be received by the Participant when he is no longer an employee in accordance with this Section 5.5(a) or shall be received by the Beneficiary of a deceased Participant in accordance with 5.5(b). A Participant may elect to receive such a distribution upon his permanent and total disability as determined by the Committee (according to such elections as may be prescribed by the Committee). Distributions shall be made in the form of lump sum cash payments, or in such other form as the Committee may approve. Distribution of a Participant's Account shall be comprised of the cash value of the sum of the hypothetical shares of Company Stock, if any, credited to the Account in accordance with 5.4(c) plus the cash value of hypothetical contributions and dividends which have accrued since the most recent Valuation Date as defined in the Thrift Plan. The value of the hypothetical shares of Company Stock shall be determined using the highest Market Price between the fifteenth day of the month of termination of the Participant and the first working day in the month following termination. Payment shall be made to the Participant or Beneficiary as soon as administratively feasible, but not later than one year, following the termination of the Participants employment. If any benefits payable to, or on behalf of, a Participant are not claimed for a period of seven years from the date of entitlement as determined by the Committee, the Participant, or other potential payee, shall be presumed dead and the value of the Account shall revert to the Company. In the event that a Participant resumes his employment prior to the distribution of the value of his Account, the distribution shall not be made, and no


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     subsequent distribution shall be made until the reemployed Participant again resigns, is discharged or retires.

                                       2.
Effective as of January 1, 2002, Section 5.5(b) of the Plan shall be deleted in its entirety.

                                       3.

Effective as of January 1, 2002, Section 5.5(c) of the Plan shall be renamed
Section 5.5(b) and Section 5.5(d) of the Plan shall be renamed Section 5.5(c).


Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Ninth Amendment.



                                        CORPORATE RETIREMENT PLAN
                                        ADMINISTRATIVE COMMITTEE


                                        By:  /s/ Barbara S. Gilbreath
                                             ---------------------------
                                             Chairman

                                        Date:  4/19/2002
                                              --------------------------


ATTEST:


/s/ Nicole Polley
------------------------------
Secretary